Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-65885, 333-81535, 333-60488, 333-135002, 333-159470, 333-180118, and 333-208812) of our reports dated March 1, 2016, with respect to the consolidated financial statements and schedule of L.B. Foster Company and Subsidiaries and the effectiveness of internal control over financial reporting of L.B. Foster Company and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

March 1, 2016